EXECUTION VERSION	Exhibit 10.5

LEASE AGREEMENT

Between

LAKD HQ, LLC,

a Delaware limited liability company,

as Landlord

And

HEALTHSOUTH CORPORATION,

a Delaware corporation,

as Tenant

Dated: March 31, 2008

TABLE OF CONTENTS

LEASE AGREEMENT

No.	Description	Page

1.	Premises	6
2.	Lease Term	6
3.	Base Rent	8
4.	Rent Payment	8
5.	Interest; Late Charge	8
6.	Partial Payment	9
7.	Construction of this Agreement	9
8.	Use of Premises	9
9.	Definitions	9
10.	Repairs By Landlord	10
11.	Repairs By Tenant	10
12.	Alterations and Improvements	10
13.	Operating Expenses	11
14.	Intentionally Deleted	16
15.	Acceptance and Waiver	16
16.	Signs	17
17.	Advertising; Showing of Premises	18
18.	Removal of Fixtures	18
19.	Entering Premises	18
20.	Services	18
21.	Indemnities	20
22.	Insurance; Waivers	20
23.	Governmental Requirements	23
24.	Intentionally Deleted	23
25.	Assignment and Subletting	23
26.	Default	25
27.	Remedies	25
28.	Destruction or Damage	26
29.	Eminent Domain	27
30.	Intentionally Deleted	27
31.	Mortgagee’s Rights	27
32.	Tenant’s Estoppel	29
33.	Attorney’s Fees	29
34.	Parking	29
35.	Storage	30
36.	Waste Disposal	30
37.	Surrender of Premises	30
38.	Cleaning Premises	31
39.	No Estate In Land	31
40.	Cumulative Rights	31
41.	Paragraph Titles; Severability	31
42.	Damage or Theft of Personal Property	31
43.	Holding Over	31
44.	Security Deposit	31
45.	As IS	31
46.	Rules and Regulations	31
47.	Quiet Enjoyment	32

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48.	Entire Agreement	32
49.	Limitation of Liability	32
50.	Submission of Agreement	32
51.	Authority	32
52.	Relocation	32
53.	Broker Disclosure	32
54.	Notices	32
55.	Force Majeure	33
56.	Special Stipulations	33
57.	Anti-Terrorism Representation	33

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BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of the Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of the Lease, the referenced Sections of the Lease shall control.

1.	Office Building (See Section 1):	3660 Grandview Parkway
Birmingham, Alabama 35243

Project (See Section 1):	Cahaba Center at Grandview (formerly HealthSouth Corporate Campus)

2.	Premises (See Section 1):

Corporate Office Leased Premises:

Suites:	200, 400 & 500

Floors:	the entire second floor of each of the North
Tower, the Center Tower and the South
Tower; the entire fourth floor of each of the
North Tower, Center Tower and South
Tower; the entire fifth floor of the Center
Tower; 287 rentable square feet on the first
floor of the North Tower (the “UPS Room”);
and the 34 rentable square feet on the first
floor of the North Tower (the “Safe Room”)

Rentable Square Feet:	113,807

AND

North Tower Information Systems Leased Premises:

Suite:	110

Floors:	a portion of the first floor of
the North Tower

Rentable Square Feet:	2,457

AND

Temporary Space Blocks:	As identified on Exhibit A-4 attached hereto
and by this reference made a part hereof.

3.	Term (See Section 2):	Approximately Ten (10) years

4.	Base Rent (See Sections 2 and 3):

With respect to the Corporate Office Leased Premises and the North Tower Information
Systems Leased Premises:

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Rate Per Rentable Square
Lease Year	Foot of Premises per Annum

1	$15.00
2	$15.38
3	$15.76
4	$16.15
5	$16.56
6	$16.97
7	$17.40
8	$17.83
9	$18.28
10	$18.73

With respect to each Temporary Space Block during the Applicable Temporary Space Term:

Rate Per Rentable Square
Period	Foot of Premises per Annum

Applicable Temporary
Space Term	$23.50

5.	Tenant's Share:	57.71% for the Corporate Office
Leased Premises plus 1.25% for the
North Tower Information Systems Leased
Premises plus 0.00% for the Temporary
Space Blocks

6.	Security Deposit (See Section 44):	N/A

7.	Landlord's Broker (See Section 53):	N/A
Tenant's Broker (See Section 53):	N/A

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LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called this "Lease") is made and entered into this 31st day of March, 2008, by and between LAKD HQ, LLC, a Delaware limited liability company (hereinafter called "Landlord"); and HEALTHSOUTH CORPORATION, a Delaware corporation (hereinafter called "Tenant").

1.           Premises.   Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the following described space (collectively, hereinafter called the "Premises"):

(i) 113,807 rentable square feet of space comprising 46,793 rentable square feet, comprising all of the second floor of each of the North Tower, Center Tower and South Tower; 50,064 rentable square feet, comprising all of the fourth floor of each of the North Tower, Center Tower and South Tower, 16,629 rentable square feet, comprising all of the fifth floor of the Center Tower, 287 rentable square feet located on the first floor of the North Tower comprising the UPS Room and 34 rentable square feet located on the first floor of the North Tower comprising the Safe Room (collectively, the “Corporate Office Leased Premises”), together with (ii) 2,457 rentable square feet located on the first floor of the North Tower (the “North Tower Information Systems Leased Premises”), together with (iii) those certain blocks of space identified on Exhibit A-4 (individually, a “Temporary Space Block”; collectively the “Temporary Space Blocks”), all located within that certain building (the "Building") commonly referred to as Grandview Plaza and by using the following street address 3660 Grandview Parkway (formerly One HealthSouth Parkway), Birmingham, Alabama 35243, and further identified as “Corporate Office Building” on the Site Plan attached hereto as Exhibit A-1 and made a part hereof by reference and located on the real property described in Exhibit "A" attached hereto (the "Property") , said Premises to be located as shown by diagonal lines on the drawing attached hereto as Exhibit "A-2" and made a part hereof by reference. The terms “North Tower”, “Center Tower” and “South Tower” mean and refer to those portions of the Office Building identified on Exhibit “A-3” attached hereto and by this reference made a part hereof and are herein together called the Office Building, which term excludes the conference center and cafeteria identified on Exhibit “A-3” (the “Conference Center”) and the connector (the “Connector”) that links the Office Building to the Conference Center also as identified on Exhibit “A-3.” The Office Building is located within a larger complex (the "Project") consisting of approximately 103.2 acres and known as of the date of this Lease as Cahaba Center at Grandview (formerly HealthSouth Corporate Campus), together with any and all improvements now or hereafter located thereon and together with any additional land and/or buildings which Landlord hereinafter acquires and makes a part of the Project. The number of rentable square feet contained in the Premises has been conclusively determined and is not subject to remeasurement or contest by either party.

2.           Lease Term.   Tenant shall have and hold the Corporate Office Leased Premises for a term ("Term") commencing on March 31, 2008 (the "Commencement Date"), and expiring at midnight on March 31, 2018 (the "Expiration Date"), unless sooner terminated or extended as hereinafter provided.

Tenant shall have and hold the North Tower Information Systems Leased Premises for a term commencing on the Commencement Date, and expiring at midnight on March 31, 2009 (the "North Tower Expiration Date"), unless sooner terminated or extended as hereinafter provided.

Tenant shall have and hold each Temporary Space Block for a term (each, an “Applicable Temporary Space Term”) commencing on the Commencement Date, and expiring on the expiration date corresponding to such Temporary Space Block as set forth on Exhibit A-4 (each such expiration date being referred to herein as an "Applicable Temporary Space Block Expiration Date"), unless sooner terminated or extended as hereinafter provided.

Provided that the Lease is in full force and effect and no default has occurred and is then continuing, Landlord hereby grants to Tenant one (1) option to extend the North Tower Expiration Date with respect to all but not any lesser portion of the North Tower Information Systems Leased Premises for a period of six

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(6) months (the "North Tower Extended Term") beginning immediately upon the North Tower Expiration Date, such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least sixty (60) days prior to the North Tower Expiration Date. Leasing of the North Tower Information Systems Leased Premises by Tenant for the North Tower Extended Term shall be subject to all of the same terms and conditions set forth in this Lease; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the North Tower Information Systems Leased Premises during any prior period shall not be applicable during any North Tower Extended Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its options to extend). Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant's exercise of this extension option.

Effective as of the North Tower Expiration Date, the Premises shall be contracted to exclude the North Tower Information Systems Leased Premises. Following the exclusion of the North Tower Information Systems Leased Premises, the total space leased from Landlord to Tenant, and by Tenant from Landlord, pursuant to the terms of this Lease (and, therefore, the “Premises” thereafter under this Lease) shall be only the Corporate Office Leased Premises. As of the North Tower Expiration Date, Tenant shall surrender possession of the North Tower Information Systems Leased Premises to Landlord in substantially the same condition as delivered on the Commencement Date of this Lease, in broom clean condition, in good order and repair and otherwise in accordance with the terms of this Lease regarding surrender of space upon the expiration or earlier termination of this Lease, including without limitation Sections 12 and 37 hereof; provided, however, that Tenant must timely remove all personal property and equipment from such premises so long as Tenant repairs any damage occasioned thereby. In the event Tenant remains in possession of the North Tower Information Systems Leased Premises after the North Tower Expiration Date, with Landlord's written consent, Tenant shall be a tenant from month to month and such tenancy shall be subject to all the provisions hereof, except that the monthly rental with respect to the North Tower Information Systems Leased Premises shall be at one hundred twenty five percent (125%) of the monthly Base Rent payable hereunder upon such North Tower Expiration Date, as the same would be adjusted pursuant to the provisions of Section 3 hereof. In the event Tenant remains in possession of the North Tower Information Systems Leased Premises after the North Tower Expiration Date, without Landlord's written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord in accordance with applicable law, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at one hundred seventy five percent (175%) of the monthly Base Rent payable hereunder upon such North Tower Expiration Date, as same would be adjusted pursuant to the provisions of Section 3 hereof. There shall be no renewal of this Lease with respect to the North Tower Information Systems Leased Premises by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the North Tower Expiration Date; provided, that Landlord hereby acknowledges and affirms Tenant’s option to renew as provided in the immediately preceding subparagraph.

Effective as of each Applicable Temporary Space Block Expiration Date, the Premises shall be contracted to exclude the applicable expiring Temporary Space Block. Following the exclusion of all Temporary Space Blocks, the total space leased from Landlord to Tenant, and by Tenant from Landlord, pursuant to the terms of this Lease (and, therefore, the “Premises” thereafter under this Lease) shall be only the North Tower Information Space Leased Premises and the Corporate Office Leased Premises. As of each Applicable Temporary Space Block Expiration Date, Tenant shall surrender possession of the applicable expiring Temporary Space Block to Landlord in substantially the same condition as delivered on the Commencement Date of this Lease, in broom clean condition, in good order and repair and otherwise in accordance with the terms of this Lease regarding surrender of space upon the expiration or earlier termination of this Lease, including without limitation Sections 12 and 37 hereof; provided, however, that Tenant must timely remove all personal property and equipment from such premises so long as Tenant repairs any damage occasioned thereby. In the event Tenant remains in possession of any expiring Temporary Space Block after its Applicable Temporary Space Block Expiration Date, with Landlord's written consent, Tenant shall be a tenant from month to month and such tenancy shall be subject to all the provisions hereof, except that the monthly rental with respect to such Temporary Space Block shall be at one hundred twenty five percent (125%) of the monthly Base Rent payable hereunder upon such Applicable

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Temporary Space Block Expiration Date. In the event Tenant remains in possession of the Temporary Space Block after its Applicable Temporary Space Block Expiration Date, without Landlord's written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord in accordance with applicable law, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at one hundred seventy five percent (175%) of the monthly Base Rent payable hereunder upon such Applicable Temporary Space Block Expiration Date, and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease with respect to any Temporary Space Block by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after any Applicable Temporary Space Block Expiration Date.

3.           Base Rent.   Tenant shall pay to Landlord, at c/o Daniel Realty Services, L.L.C., 3595 Grandview Parkway, Suite 400, Birmingham, Alabama 35243, or at such other place as Landlord shall designate in writing to Tenant, annual base rent ("Base Rent") in the amounts set forth in the Base Lease Provisions, subject to Section 4(b) below. The term "Lease Year", as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

4.           Rent Payment.   (a)   The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on the date of execution of this Lease by Tenant for the first month's Base Rent and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the monthly Base Rent installment paid on the date of execution of this Lease by Tenant shall be prorated to that partial calendar month. Base Rent for any periods shorter than a full calendar month shall also be prorated to that partial calendar month. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term "Rent", as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

(b)        Notwithstanding the provisions of Sections 3, 4 and 13 hereof to the contrary, Base Rent and Operating Expenses with respect to that portion of the Corporate Office Leased Premises located on the second floor of the North Tower (which the parties conclusively agree comprises 14,693 rentable square feet) shall be abated for the period commencing March 31, 2008 and expiring on December 31, 2008. Base Rent and Operating Expenses with respect to such second floor space of the North Tower will be due and payable from and after January 1, 2009 on the terms and conditions of this Lease. This abatement is only with respect to the 14,693 rentable square feet located on the second floor of the North Tower; this abatement shall not apply to any other portion of the Premises.

5.           Interest; Late Charge.   Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) business day following the date Tenant was invoiced, a late charge of five percent (5%) percent of such past due amount shall be immediately due and payable as Additional Rent. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) business day following the date Tenant was invoiced, then interest shall accrue from the date that is thirty (30) days following the date such payment is past due until paid at the lower of twelve percent (12%) per annum or the highest rate permitted by applicable law. Notwithstanding the foregoing, with respect to the first two (2) late payments in any twelve (12) month period, no late charges and interest thereon shall be due

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if Tenant pays the past due amount within five (5) days after Landlord’s notice that such payment is past due. Any further late payments during such twelve (12) month period shall incur the late charges and interest described above without any notice or cure rights.

6.           Partial Payment.   No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord's right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7.           Construction of this Agreement.    No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of his obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms hereof. Time is of the essence of this Lease and all Exhibits and Stipulations attached hereto.

8.	Use of Premises.

(a)Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for no other purpose. The Premises, the Rooftop Equipment (as defined in Exhibit B), the Connector UPS Room (as defined in Exhibit B) and the Exclusive Equipment (as defined in Exhibit B) shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Office Building, nor in any manner inconsistent with the first-class nature of the Office Building.

(b)            Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Office Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a "hazardous or toxic material," as that term is hereafter defined. "Hazardous or toxic material" shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers).

(c)The occupancy rate of the Premises shall in no event be more than the maximum occupancy permitted pursuant to applicable laws or codes. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Landlord may condition its consent upon Tenant’s payment of any and all costs related with such overage, including without limitation, excessive maintenance charges, increased electrical and HVAC usage, and increased parking demand.

(d)            Subject to casualty, condemnation, force majeure events, emergency, repairs, maintenance, replacements, safety/security precautions and Landlord's reasonable rules and regulations regarding after-hours entry, Tenant shall have twenty-four hour, seven day a week access to the Premises during the Term.

9.           Definitions.   "Landlord," as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises. "Tenant" shall include

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the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant's assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. "Landlord" and "Tenant" include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties.

10.         Repairs By Landlord.   Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Section 28 and 29 below), and subject to normal wear and tear, Landlord shall maintain in good repair the exterior walls, roof, common areas, foundation and structural portions of the Office Building and the mechanical, electrical, plumbing and HVAC systems serving the Office Building (but not any special or supplemental systems installed by or on behalf of Tenant, not any Rooftop Equipment, not the Connector UPS Room (as defined in Exhibit B) and not the Exclusive Equipment (as defined in Exhibit B)), provided (i) such repairs are not caused by Tenant, Tenant's invitees or anyone in the employ or control of Tenant and (ii) such repairs are not necessitated by conditions existing on or prior to the date of this Lease (the “Pre-Existing Conditions”). Tenant accepts the Pre-Existing Conditions, and acknowledges that the continuation of Pre-Existing Conditions as of the Commencement Date and thereafter during the Term is not a default by Landlord in its repair and maintenance obligations hereunder. Landlord shall repair or remedy all Pre-Existing Conditions, provided, that Landlord shall have the right, in its reasonable discretion exercised in a diligent manner consistent with the operation of a first-class building, to determine the timetable and extent of repair with respect to any and all Pre-Existing Conditions.

11.         Repairs By Tenant.   Except as described in Section 10 above, Tenant shall, at its own cost and expense, maintain the Premises, the Rooftop Equipment (as defined in Exhibit B), the Connector UPS Room (as defined in Exhibit B) and the Exclusive Equipment (as defined in Exhibit B) in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Office Building caused by Tenant or Tenant's agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, (ii) the moving of any property into or out of the Premises, (iii) the repair, use or presence of the Rooftop Equipment or the Exclusive Equipment, and (iv) the use of the Connector UPS Room. If Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs and replacements and the costs of such repair or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

12.         Alterations and Improvements.   Except for minor, decorative alterations which do not affect the Office Building structure or systems, do not materially adversely impact other tenants, are not visible from outside the Premises and do not cost in excess of $100,000.00 in the aggregate in any rolling twelve (12) month period during the Term, Tenant shall not make or allow to be made any alterations, physical additions or improvements (which shall be deemed to include the relocation or replacements of the Rooftop Equipment and the Exclusive Equipment from time to time) in or to the Premises without first obtaining in writing Landlord's written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord if the alterations will affect the Office Building structure or systems or will be visible from outside the Premises, but which consent shall not be unreasonably withheld, delayed or conditioned if the alterations will not affect the Office Building structure or systems and will not be visible from outside the Premises. Any alterations, additions or improvements shall maintain a finish level at or exceeding the finish level existing in the Premises as of the Commencement Date. Upon Landlord's request but only with respect to alterations, additions or improvements that require Landlord’s consent as provided herein, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements; provided, however, that if the nature of Tenant’s proposed alterations, additions or improvements does not necessitate the preparation of plans

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and specifications, then Tenant shall deliver to Landlord a reasonable working description of the proposed alterations, additions or improvements. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, Landlord, at its option, may require Tenant to remove any alterations, additions or improvements that are reasonably anticipated not to be re-usable for Landlord’s actual or contemplated future tenant(s) and/or that are reasonably anticipated to result in higher than customary demolition costs (and/or any cabling installed by or on behalf of Tenant) in order to restore the Premises to the condition existing on the Commencement Date. Notwithstanding the foregoing to the contrary, the foregoing removal option shall not apply if at the time Tenant requested Landlord's consent to such alterations, additions or improvements, Tenant delivered a notice to Landlord which included the phrase in bold type, "LANDLORD MUST RESPOND TO TENANT IN WRITING WHETHER OR NOT THE ALTERATIONS, ADDITIONS OR IMPROVEMENTS WHICH ARE THE SUBJECT OF THIS NOTICE MUST BE REMOVED IN ORDER TO RESTORE THE PREMISES TO THE CONDITION EXISTING ON THE COMMENCEMENT DATE". Following receipt of such a notice from Tenant, Landlord shall indicate whether such alterations, additions or improvements will need to be removed at the expiration or earlier termination of this Lease, and Landlord shall be bound by such determination thereafter. Tenant shall not be required to remove alterations, physical additions or improvements (other than cabling) that are both reasonably anticipated to be re-usable for Landlord’s actual or contemplated future tenant(s) and reasonably anticipated not to result in higher than customary demolition costs. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and in a manner that does not disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain or cause to be maintained appropriate liability and builder's risk insurance throughout the construction. Except to the extent due to the negligence or willful misconduct of Landlord, Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord's contractors or workmen, any such contractors or workmen must first be approved, in writing, by Landlord, which approval shall not be withheld, delayed or conditioned unreasonably. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant.

13.	Operating Expenses.

(a) Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant's Share (as defined below) of the annual Operating Expenses (as defined below), subject to Section 4(b) above. The term "Tenant's Share" shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Office Building. Tenant’s Share with respect to Corporate Office Leased Premises is 57.71%; Tenant’s Share with respect to the North Tower Information Systems Leased Premises is 1.25%, for an aggregate total prior to the North Tower Expiration Date of 58.96%. If Tenant does not lease the Premises (or portion thereof) during the entire full calendar year in which the Term of this Lease commences or ends, Tenant's Share of Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year.

(b)            Operating Expenses shall be all those expenses of operating, servicing, managing, maintaining and repairing the Property, Office Building, all parking areas and related common areas (as well as an allocation of certain Connector expenses and Project expenses, all as reasonably allocated by Landlord to the Office Building and the other buildings or structures in the Project) in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Office Building and in a manner consistent with comparable first-class office buildings in the suburban office market of Birmingham, Alabama. As of the Commencement Date, Landlord anticipates allocating Project-

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wide expenses on an acreage basis, provided, however, Landlord shall have the right to revise such allocation in the future so long as such allocation otherwise complies with the terms of this Section 13. Landlord shall not unreasonably classify developable space within the Project as “common area” in an effort to unfairly inflate that portion of Operating Expenses that will be allocated on a Project-wide basis as described in the immediately prior two sentences.

Operating Expenses shall include, without limitation, the following:

(1) All taxes and assessments, whether general or special, applicable to the Property and the Office Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments. However, Tenant shall not be obligated for taxes on the net income from the operation of the Office Building, unless there is imposed in the future a tax on rental income on the Office Building in lieu of the real Property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Office Building. All of the foregoing are sometimes referred to herein as “Taxes and Assessments.”

(2) Insurance premiums and deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss Special Form (or equivalent) property, rent loss and other coverages carried by Landlord on the Office Building and Property.

(3) All utilities, including, without limitation, water, power, heating, lighting, ventilation, sanitary sewer and air conditioning of the Office Building, but not including those utility charges actually paid by Tenant or other tenants of the Office Building.

(4)	Janitorial and maintenance expenses, including:

(i) Janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Office Building;

(ii) The cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements;

(5) Management fees (or a charge equal to fair market management fees if Landlord provides its own management services) not exceeding the lesser of (i) five percent (5%) of the annual gross revenues Landlord derives from the Office Building (assuming 95% occupancy), or (ii) the management fees customarily charged for similar buildings in the greater Birmingham, Alabama area, plus the market rental value of a management office appropriately allocated among the Office Building and any other buildings served by such management office.

(6) The costs, including interest, amortized over its useful life, of any capital improvement, device or piece of equipment acquired or installed by or on behalf of Landlord for which Landlord reasonably believes will result in a reduction in Operating Expense or an improvement in the operating efficiency of any system within the Office Building.

(7) All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Office Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas.

(8) Wages and salaries of Landlord's employees (not above the level of building manager) engaged in the maintenance, operation, repair and services of the Office Building, including taxes, insurance and customary fringe benefits.

(9)	Legal and accounting costs.

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(10)	Costs to maintain and repair the Office Building and Property.

(11)Landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above.

(12)The Office Building's allocated share (as reasonably allocated in a fair and equitable manner) of certain expenses which are incurred on a Project-wide basis including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, (iv) signage installation, replacement and repair and (v) taxes or assessments which are not assessed against a particular building or the parcel on which it is located. If the Property is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Office Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses.

(13)The Office Building's Connector Share (as hereinafter defined) of certain expenses which are incurred in connection with the Connector, including, without limitation, costs in connection with (i) taxes, (ii) utilities, and (iii) repair and maintenance. The term “Connector Share” shall mean 50%; provided, however, that to the extent either Landlord or Tenant reasonably determines that an expense incurred in connection with the Connector disproportionately benefits either the Office Building or the Conference Center, then the Connector Share shall be adjusted by agreement of Landlord and Tenant (which agreement shall not be unreasonably withheld, conditioned or delayed and shall be pursued in good faith by both Landlord and Tenant) for such expense commensurate with such disproportionate benefit.

Notwithstanding the foregoing to the contrary, Operating Expenses shall not include the following:

(i)        Principal and/or interest payments on any financing for the Office Building or any part thereof or rentals under any ground or other underlying lease to the extent not otherwise expressly included in items (b)(1) through (b)(12) above;

(ii)        The cost of any repairs, additions, alterations, changes, replacement and other items which, under generally accepted accounting principles, are classified as capital expenditures or capital improvements, except as specifically contemplated by Section 13(b) above and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, resurfacing of parking lots, and the like;

(iii)       Costs or expenses to the extent the result of the gross negligence or willful misconduct of Landlord, its agents or employees;

(iv)       Any amount paid to an affiliate of Landlord to the extent any such amount is in excess of the amount which would be paid for comparable service and expertise in the absence of such relationship;

(v)        Costs for which Landlord is entitled to be reimbursed by tenants (or Tenant) except by payment of a pro rata share of Operating Expenses (or like reimbursement method);

(vi)       Costs attributable to obtaining or retaining tenants, including, advertising expenses, improvement costs, brokerage commissions, architectural fees and attorneys' fees;

(vii)      Legal costs, expenses and damages of any kind incurred in enforcing the terms of any lease, arising out of any mortgage or ground lease affecting the Property or arising out of disputes related to any lease, mortgage or ground lease;

(viii)     Costs that are actually reimbursed to Landlord by insurance, warranty, guaranty or other third parties, except to the extent of commercially reasonable deductibles;

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(ix)       Late fees, penalties, interest charges or other similar costs incurred by Landlord resulting from Landlord’s failure to pay expenses as and when due;

(x)        Costs of work or services provided at Landlord's expense to other tenants to the extent in excess of the services available to Tenant;

(xi)       Costs (including, entity formation, internal entity accounting and legal matters) associated with the legal entity that constitutes Landlord to the extent separate and apart from the cost of the operation of the Office Building;

(xii)      Wages, salaries and fringe benefits of executive personnel, officers, executives and employees of Landlord above the level of building manager (regardless of the title of such individual), unless such employee is performing the functions of building manager in the temporary absence of a building manager;

(xiii)           Income or corporate taxes, capital gains taxes, inheritance taxes, taxes on rents or gross receipts (except to the extent they replace property taxes);

(xiv)       costs (including permit, license and inspection fees) incurred in renovating, improving, painting or decorating space leased or to be leased to Tenant or other tenants or occupants of the Office Building;

(xv)        any tenant work performed or alteration of space leased to Tenant or other tenants or occupants of the Office Building, including costs of space planning for such space, whether such work, alteration or space planning is performed for initial occupancy by such tenant or occupant or thereafter;

(xvi)       any cash or other consideration paid by Landlord on account of, with respect to or in lieu of the tenant work or alterations described in (xv) above;

(xvii)      “takeover expenses” (i.e., expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Office Building);

(xviii)     the costs incurred by Landlord to furnish services to retail stores located in the Office Building, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;

(xix)     payments for rented equipment such as leasing air conditioning systems, elevators or other base building equipment ordinarily considered to be of a capital nature, the cost of which would constitute a capital expenditure if such equipment were purchased and would be specifically excluded in item (ii) above;

(xx)      any increase in the cost of insurance to the extent directly attributable to the particular activities of any tenant which increases the cost of any fire, extended coverage or any other insurance policy the premiums for which are otherwise includable in Operating Expenses;

(xxi)	accrual of reserves for future repair or replacement costs; and

(xxii)    any mark-ups on any utility services in excess of Landlord’s costs therefor.

(c)Landlord shall maintain its books and records such that the Operating Expenses attributable to the Building, to the Connector and to the Project can be separately identified. Landlord shall,

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on or before the Commencement Date and on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant's Share of Operating Expenses which will be due for the remainder of the calendar year in which the Commencement Date occurs or for the upcoming calendar year, as the case may be. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant’s Share of Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, but no later than the succeeding May 1, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses for the calendar year then ended. Upon reasonable prior written request given not later than one hundred eighty (180) days following the date Landlord's statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement within sixty (60) days of the date of Tenant’s request.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant's Share of the Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of Tenant's Share of Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount within thirty (30) days after Tenant receives the annual statement.. At the end of any calendar year if Tenant has paid to Landlord less than Tenant's Share of Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement.

(ii) For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant's Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of Tenant's Share for such calendar year (in the manner provided above) and when the actual prorated Tenant's Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statements reveals that Tenant's estimated payments for the prorated Tenant's Share for such calendar year exceeded the actual prorated Tenant's Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant's estimated payments for the prorated Tenant's Share for such calendar year were less than the actual prorated Tenant's Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord's statement.

(iii) If the Office Building is less than ninety five percent (95%) occupied during any calendar year of the Term, then the actual Operating Expenses for the calendar year in question shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Office Building had been fully occupied throughout such calendar year.

(d)            Tenant, at Tenant's sole cost and expense, shall have the right to audit Landlord’s books, with respect to Operating Expenses only, provided all of the following conditions are met: (i) Tenant must provide written notice at least ten (10) business days prior to the day it desires to conduct the audit; (ii) the audit shall be conducted at Tenant’s sole expense during normal hours at Landlord’s office where the books are kept; (iii) the audit shall be conducted by application of audit standards then adopted by the accounting industry and coordinated by Tenant’s personnel or by an independent and certified public accounting firm so long as such personnel or firm does not conduct such audits on a contingent fee basis; (iv) Tenant shall keep all information discovered in such audit confidential; (v) Tenant shall cause its personnel and public accounting firm to keep all information discovered in such audit confidential; and (vi) Tenant may not begin any audit of any statement of Operating Expenses more than one hundred eighty (180) days after Landlord delivers the statement to Tenant and Tenant must complete any such audit within ninety (90) days of commencement of such audit. If Tenant audits Landlord's books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord overcharged Tenant for Operating Expenses for the period in question,

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then Landlord shall reimburse Tenant the amount of such overcharge within thirty (30) days after such agreement or determination. If Tenant audits Landlord's books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord overcharged Tenant for Operating Expenses for the period in question by more than 10% then, in addition to reimbursement from Landlord as aforesaid for any such excess, Landlord shall reimburse Tenant for the reasonable, actual costs of such audit. If Tenant audits Landlord's books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord overcharged Tenant for Operating Expenses for the period in question by more than 20% then, for a period of ninety (90) days following such agreement or determination, Tenant shall have the right to begin an audit of the Operating Expenses for any of the then prior three (3) calendar years, which audit shall be subject to the terms of this subsection (d) (other than the time limit, which shall be shortened from 180 days to 90 days). If Tenant does not properly exercise the aforesaid right to audit, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the Operating Expenses due pursuant to that statement. The pendency of Tenant’s audit hereunder does not stay Tenant's obligation to pay Rent as set forth herein, with Tenant's only remedy being the mechanism set forth in this Section 13.

(e)Should Landlord choose not to contest Taxes and Assessments, Tenant shall have the right to lawfully contest (and Landlord shall cooperate with such contest, provided Tenant reimburses Landlord for all costs and expenses incurred in connection therewith), in good faith and with reasonable diligence, the amount of any such Taxes and Assessments if Tenant shall concurrently post with Landlord such security as may be reasonably satisfactory to Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of Landlord's interest in the Property or Project by reason of non-payment thereof; provided further that on final determination of the amount of such Taxes and Assessments, Tenant shall immediately pay Tenant’s Share of any amount so determined, with all proper costs and charges, and shall have any lien on the Property released and any judgment satisfied. If any such contest is successful, Landlord shall reimburse Tenant for all reasonable costs incurred by Tenant in connection with such contest within thirty (30) days following receipt from Tenant of an itemized statement therefore with reasonable supporting documentation; provided, however, in no event shall Landlord’s obligation to reimburse Tenant’s cost in accordance with the foregoing exceed the annual amount of the reduction in Taxes and Assessments granted by virtue of such contest.

(f)Notwithstanding anything to the contrary set forth herein (but subject to the next sentence), Landlord does hereby agree that, solely for purposes of determining the actual amount of Tenant's Share of Operating Expenses, the increase in the portion of Operating Expenses attributable to all items other than taxes, insurance, utilities (such portion being referred to herein as the "Controllable Expenses") for any calendar year shall not exceed an increase of fifteen and 76/100ths percent (15.76%) over the actual Controllable Expenses of the third immediately preceding year. Notwithstanding the immediately preceding sentence, the increase in the actual Controllable Expenses for the second calendar year of the Term shall not exceed an increase of five percent (5%) of the actual Controllable Expenses for the first calendar year of the Term, and the increase in actual Controllable Expenses for the third calendar year of the Term shall not exceed an increase of ten and 25/100ths percent (10.25%) of the actual Controllable Expenses for the first calendar year of the Term. If the first calendar year of the Term is less than a full calendar year, then solely for comparison purposes in determining the cap on applicable future years, such first calendar year shall be deemed to be the first twelve (12) full months of the Term. To clarify the foregoing, Landlord and Tenant have attached hereto an example of the operation of the foregoing as Exhibit “C”.

14.	Intentionally Deleted.

15.         Acceptance and Waiver.   Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, members, partners, managers, agents, employees, guests or invitees) for any damage caused to any of them due to the Office Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to

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have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Office Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein existing on the Commencement Date; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord.

16.	Signs.

(i)        Interior Signage: All interior signage existing as of the date of this Lease that is located within the Premises or within a reasonable relationship to the Premises is hereby approved by Landlord, and Tenant shall be entitled to continue such existing interior signage. Tenant shall have the right, at Tenant’s sole cost, to replace such existing signage from time to time, and to install additional interior signage, so long as such additional signage is located within the Premises, and Tenant shall be permitted to continue its existing scheme of such signage to such replacements or new interior Premises signage (any alternate scheme shall require Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed) if visible from outside the Premises). Landlord shall provide the initial installation of Building standard information and directional signage in the lobby of the Office Building and on floors occupied by Tenant at Landlord’s sole cost and expense; any replacements thereof shall be at Tenant’s sole cost and expense. Except as set forth in this Section 16, Tenant shall not paint or place signs, placards, or other advertisement of any character upon the windows or walls of the Office Building except with the consent of Landlord which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Office Building. Notwithstanding the foregoing to the contrary, if Landlord adopts a Building standard signage package that differs from Tenant’s current scheme, and Landlord requests that any existing interior signage be replaced to conform to such Building standard signage package, then Tenant will accommodate such replacements at Landlord’s cost. Thereafter, any further signage shall conform to such Building standard signage package at Tenant’s cost.

(ii)        All other Interior Signage; Exterior Signage: Except as set forth in subsection (i) above and subsection (iii) below, all other interior signage located within the Building and all other signage exterior to the Building or elsewhere located on the Property or Project existing as of the date of this Lease may be removed by Landlord at Landlord’s election and Landlord’s cost. Tenant acknowledges that all or some of such signage so removed may be replaced by alternate signage to identify other tenants, Landlord’s property manager, the name of the Project, the name of the Building, etc.

(iii)       Monument Signage: Subject to compliance with all applicable laws, codes, ordinances and governmental and private approvals, within a reasonable time following Tenant's written request, Landlord shall either, at Landlord’s sole election, (i) alter the existing signage at the east side of the Center Tower (identified as “Fountain Sign” on Exhibit A-1) to permit installation of tenant signage thereon, or (ii) install a new monument sign near the west entrance of the Office Building (either being referred to herein as the “Monument Sign”), either of which shall be performed in accordance with the exact location, size, color, design, material, content, lighting and other characteristics selected by Landlord. Once installed or altered, Landlord shall affix on the Monument Sign an Office Building standard (as determined by Landlord) monument signage entry (“Tenant’s Sign”) bearing Tenant's name. The cost to install or alter the Monument Sign shall be borne 100% by Landlord; the cost of Tenant’s Sign shall be borne 100% by Tenant. The repair, maintenance, replacement and restoration of the Monument Sign following a casualty or condemnation shall be borne by Landlord; the repair, maintenance, replacement and restoration of Tenant’s Sign following a casualty or condemnation shall be borne by Tenant. Upon either: (i) the occurrence of a default by Tenant that continues beyond the expiration of any applicable notice and cure periods; (ii) the expiration or earlier termination of the Lease, (iii) the assignment of the Lease or sublet of the entire Premises, or (iv) the occurrence of an event which causes the rentable square feet leased to Tenant and occupied by Tenant pursuant to the Lease, as amended, to fall below 30,000 rentable square feet, Landlord shall have the right, but not the obligation, to remove Tenant’s Sign from the Monument Sign ("Landlord's Removal Option"), to repair all injury or damage resulting from such removal (the "Signage Restoration"), and Tenant shall promptly reimburse Landlord for all actual cost incurred in connection therewith (the "Removal Costs").
Tenant’s Sign will bear only Tenant’s name, but otherwise will not be

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exclusive, with Landlord having the right to mount additional entries on the Monument Sign so long as Tenant retains top billing and so long as no other tenant entry on the Monument Sign has lettering of a size larger than the lettering of Tenant’s Sign. Tenant may use Tenant’s Sign for its own personal use only and may not allow any third party to use or share Tenant’s Sign.

17.         Advertising; Showing of Premises.   Landlord may advertise the Premises as being "For Rent" at any time following a default by Tenant which remains uncured following all applicable notice and cure periods and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants with reasonable prior oral or written notice to Tenant.

18.         Removal of Fixtures.   Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, but subject to the contrary provisions of Exhibit B with respect to the Exclusive Equipment, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.

19.         Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord's entry shall not unreasonably interrupt Tenant's business operations and that prior oral or written notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 20 below (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Office Building pursuant to the terms of this Lease or to the other premises within the Office Building pursuant to the leases of other tenants; (b) to inspect the Premises to see that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to run pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while said repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. Landlord shall use commercially reasonable efforts to minimize any disruption with Tenant’s business operations conducted within the Premises during such entry, and Landlord shall use commercially reasonable efforts to minimize the amount of time for which Landlord must occupy the Premises to conduct such repairs, alterations or additions. All such repairs, decorations, additions and improvements shall be done during ordinary business hours subject to the conditions in the first sentence of this Section, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

20.	Services.

(a) The normal business hours of the Office Building shall be from 8:00 A.M. to 6:00 P.M. on Monday through Friday, and 8:00 A.M. to Noon on Saturday, exclusive of holidays reasonably designated by Landlord ("Office Building Holidays"). Initially and until further notice by Landlord to Tenant, the Office Building Holidays shall be: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (and the day after Thanksgiving) and Christmas Day. Landlord shall furnish the following services during the normal business hours of the Office Building except as noted:

(i) Elevator service for passenger and delivery needs;

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(ii) Air conditioning sufficient to cool the Premises and heat sufficient to warm the Premises to maintain, in Landlord's reasonable judgment, comfortable temperatures in the Premises, subject to governmental regulations and then existing capacities;

(iii) Hot and cold running water for all restrooms and lavatories;

(iv) Soap, paper towels, and toilet tissue for public restrooms;

(v) Janitorial service Monday through Friday, in keeping with the standards generally maintained in similar office buildings in the suburban office market of Birmingham, Alabama;

(vi) Custodial, electrical and mechanical maintenance services are provided Monday through Friday;

(vii) Electric power for lighting and outlets not in excess of a total of 4 watts per useable square foot of the Premises at 100% connected load, subject to governmental regulations and then existing capacities;

(viii) Replacement of Office Building standard (as determined by Landlord) lamps and ballasts as needed;

(ix) Repairs and maintenance as described in Section 10 of this Lease; and

(x) General management, including supervision, inspections, recordkeeping, accounting, leasing and related management functions.

(b)            Tenant shall have no right to any services in excess of those provided herein. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to: charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for the direct cost of such added services; charge Tenant for the cost of any additional equipment or facilities or modifications thereto, necessary to provide the additional services; and/or to discontinue providing such excess services to Tenant. In addition, Landlord shall have the right to charge Tenant as Additional Rent hereunder a sum as reimbursement for the direct utility cost of the Rooftop Equipment and the Exclusive Equipment. Landlord shall have the right, at Tenant’s expense, to submeter (i) the Rooftop Equipment and the Exclusive Equipment serving the Premises as of the Commencement Date, or (ii) any other utilities or equipment serving the Premises which Landlord reasonably deems necessary to submeter as a result of any alterations or improvements made by or on behalf of Tenant following the date of this Lease but only if any such alterations or improvements result in extraordinary electrical and/or water service requirements. Except as set forth in the foregoing sentence, any other submeters installed by Landlord shall be at Landlord’s sole cost and expense. Following any submetering such submeter readings will be used to bill to Tenant the cost of such utilities based upon such submeter readings.

(c)Notwithstanding the foregoing to the contrary, upon at least four (4) hours prior oral or written notice from Tenant, Landlord will provide HVAC service and/or electrical service to the Premises after normal business hours for incidental after-hours usage. Notwithstanding the above, notice must be presented to Landlord no later than 4:00 P.M. local time for service required by Tenant before 9:00 A.M. the following business day. As of the date of this Lease, the current rates to be charged to Tenant (as Additional Rent) for (i) such after-hours HVAC service is $35.00 per zone/per hour for the first zone in a given hour, $25.00 per zone/per hour for the second and third zones, and a total of $100.00 per hour if four or more zones serving the Premises are activated for after-hours service in a given hour, and (ii) such after-hours lighting service is $5.00 per zone/per hour (which rates are subject to change from time to time at Landlord’s discretion); provided, however, that Tenant shall be allowed ten (10) hours per month for the after-hours HVAC or lighting usage described in this subsection (c) without charge; and provided further,

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however, that such ten (10) hours shall be applied first to HVAC usage during such month. In the event Tenant does not exhaust such 10-hours during any given month, any unused hours shall not carry forward to future months. Tenant has represented to Landlord, and does hereby warrant and covenant at all times during the Term for Landlord’s benefit, that notwithstanding access to the Premises 24 hours a day, 7 days a week and notwithstanding the opportunity to use after-hours services beyond the normal business hours of the Office Building as set forth above, Tenant’s use of the Premises will be primarily and principally conducted during the normal business hours of the Office Building, without any formal scheduling of employees to work during hours other than the normal business hours of the Office Building. Tenant has permitted Landlord to rely on the foregoing representation, warranty and covenant, Landlord’s reliance on the foregoing representation, warranty and covenant was and is reasonable, and Landlord’s reliance on the foregoing representation, warranty and covenant was a material inducement to Landlord entering into this Lease. Notwithstanding the above, Tenant may have a reasonable number of employees working in its data centers located within the Premises, and HVAC and electric service to those data centers will be separately metered by Tenant at Tenant’s cost, whereupon such separate meters will be used to directly bill Tenant for HVAC and electric costs serving such data centers as Additional Rent hereunder.

(d)            Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Landlord shall use all reasonable efforts to furnish uninterrupted services as required above. Notwithstanding the foregoing to the contrary, if any of the essential services (water, sanitary sewer, electrical, HVAC and elevator) to the Premises are interrupted, Tenant shall provide Landlord prompt written notice. If any of such essential services to the Premises are interrupted as a result of the negligence or willful misconduct of Landlord, its agents or employees, and the interruption renders all or a material portion of the Premises untenantable for a period of five (5) or more consecutive business days following Landlord's receipt of the notice from Tenant as aforesaid (the "Service Interruption Period"), with Tenant actually discontinuing its operations in all or any such material portion of the Premises for the Service Interruption Period, the Base Rent due under this Lease shall be abated from the expiration of the Service Interruption Period until the service is restored, such abatement to be in proportion to the portion of the Premises that are so rendered untenantable. This abatement of Base Rent shall be Tenant's sole remedy with respect to service interruptions.

21.         Indemnities.   Tenant does hereby indemnify and save harmless Landlord against claims for damages to persons or property which are caused anywhere in the Office Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against claims for damaged persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney's fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22.	Insurance; Waivers.

(a)Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i)  Liability Insurance in the Commercial General Liability form (or reasonable equivalent thereto) covering the Premises, the Connector UPS Room and Tenant's use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on either an occurrence basis or a claims made basis. In the event that such coverage is not written on an occurrence basis, then Tenant shall maintain claims made coverage without interruption during the Term and the five year period following the expiration or earlier termination of this Lease (such period of time, the “Tail Period”). If any such claims made policy is not

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renewed within the Tail Period, Tenant shall be required to obtain a five-year extended reporting period (“tail coverage”) extending the reporting time for occurrences during the policy period for any non-renewed policy for the entire Tail Period. Such insurance shall provide limits of not less than $1,000,000 per occurrence and not less than $3,000,000 in the aggregate for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability insurance policy or policies must apply separately to the Premises and to Tenant's use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect; provided, however, in the event that the general aggregate limits do not apply separately to the Premises, then Tenant shall be required to carry and maintain, at its sole cost and expense, excess liability coverage with general aggregate limits of not less than $25,000,000 for each policy year. Commercial General Liability insurance shall be written on ISO occurrence form CG00010196 or ISO claims made form CG0002, as applicable, or in either event a substitute form providing equal or better coverage. The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein and, if applicable, shall specify on the face thereof that the limits of such policy applies separately to the Premises.

(ii)	Intentionally deleted.

(iii)Commercial property insurance covering all of the items included in Tenant's leasehold improvements, heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, the Connector UPS Room, the Rooftop Equipment, the Exclusive Equipment and alterations, additions or changes made by Tenant pursuant to Section 12, in an amount not less than one hundred percent (100%) of their full replacement value, subject to policy terms, conditions and exclusions, from time to time during the Term, providing protection against perils included within the ISO Special Causes of Loss Form insurance policy (or substitute form providing equal or better coverage), together with insurance against sprinkler damage, vandalism and malicious mischief. Any policy proceeds from such insurance attributable to Tenant’s trade fixtures, merchandise or personal property shall be paid to Tenant; all other policy proceeds from such insurance shall be held in trust by Tenant's insurance company for the repair, construction and restoration or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 28 of this Lease.

(iv) Workers' Compensation and Employer's Liability insurance affording statutory coverage and containing statutory limits with the Employer's Liability portion thereof to have minimum limits of $500,000.00.

(v)  Business Interruption Insurance in an amount sufficient to cover Tenant’s cost, damages, lost income, expenses and base rent/additional rent for temporary space for a period of up to twelve (12) months should any or all of the Premises not be usable by Tenant.

(vi) Automobile (and if necessary, commercial umbrella) liability insurance with a limit of not less than $5,000,000 for each accident. Such insurance shall insure liability arising out of any automobiles used in connection with Tenant’s business (including owned, hired, leased and non-owned automobiles).

(b)            All policies of the insurance provided for in Section 22(a) shall be issued in form reasonably acceptable to Landlord by insurance companies with a rating and financial size of not less than A-X in the most current available "Best's Insurance Reports", and licensed to do business in the state in which Landlord's Office Building is located. Each and every such policy:

(i)  shall name Landlord as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) as their interests may appear only and the coverage in (ii) and (iii) shall also name Landlord as loss payee with respect to all leasehold improvements and fixtures (other than Tenant’s trade fixtures).

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(ii) shall be reflected on a certificate thereof delivered to Landlord and any such other parties in interest at or prior to the execution of the Lease and thereafter within ten (10) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Upon Landlord’s written request, Tenant shall make available all or portions of Tenant’s insurance policies so that Landlord can confirm the coverage reflected on the aforesaid certificates; however, Tenant shall be entitled to redact any policy information not related to the Premises or this Lease. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i)  Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii)any such policy or policies [except any covering the risks referred to in Section 22(a)] shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant's improvements and property more specifically detailed in Section 22(a); and

(iv)	the requirements set forth in this Section 22 are otherwise satisfied.

(d)            Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by ISO Causes of Loss - Special Form property insurance of the type described in Section 22(a)(iii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable ISO Causes of Loss - Special Form fire and casualty insurance carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary ISO Causes of Loss - Special Form insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by ISO Causes of Loss - Special Form insurance of the type described in Section 22(a)(iii). To further effectuate the provisions of this Section 22(d), Landlord and Tenant both agree to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to waive all rights of subrogation against the other party with respect to property damage covered by the applicable ISO Causes of Loss - Special Form fire and casualty insurance policy.

(e)Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient liability and worker’s compensation insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, plus completed operations, including a waiver of subrogation rights against Tenant, Landlord, Landlord’s lender and any other party reasonably designated

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by Landlord. Tenant shall require contractors and/or subcontractors to provide certificates of such insurance satisfying the foregoing to Tenant and Landlord prior to commencing any work in the Premises.

(f)Landlord shall maintain such insurance coverages as required by any institutional lender or lenders holding a mortgage or deed of trust encumbering its interest in the Property (to include, but not be limited to, the Property and all related common areas, parking garages and parking decks) or, in the event no such mortgage or deed of trust exists, Landlord shall maintain property and commercial general liability insurance applicable to the Property (to include, but not be limited to, the Property and all related common areas, parking garages and parking decks) in such amounts and types as are commonly held by prudent landlords in the suburban office market of Birmingham, Alabama on unencumbered properties taking into consideration all relevant factors, including, but not limited to, the nature and extent of Tenant's insurance obligations hereunder, the nature and extent of other parties' insurance obligations with respect to the Property, and in all instances such other insurance coverages for the Office Building and the Property as Landlord reasonably deems necessary or advisable, but in no event less than $1,000,000 per occurrence and $5,000,000 in the annual aggregate as respects general liability insurance. All premiums and other expenses of maintaining such insurance shall be includable in Operating Expenses under Section 13(b)(2) of this Lease. To the extent permitted by Landlord’s insurance carrier, Landlord shall use commercially reasonable efforts to cause Tenant to be named as an additional insured to Landlord’s Commercial General Liability policy maintained with respect to the Property; provided, however, Tenant shall be required to reimburse Landlord for any additional expense incurred as a result of naming Tenant as an additional insured thereunder promptly following receipt of an invoice therefor.

23.         Governmental Requirements.  Tenant shall, at its own expense, promptly comply with all requirements of any legally constituted governmental or public authority made necessary by reason of Tenant's occupancy of the Premises, including, without limitation, the Americans with Disabilities Act. Notwithstanding anything to the contrary set forth hereinabove, Tenant shall not be obligated to make any alterations to comply with any such governmental regulations unless they are applicable (i) because of Tenant's unique or particular type of use (as opposed to being applicable to occupied space in general), or (ii) because of any special requirements relating to accommodations for individual employees, invitees and/or guests of Tenant, or (iii) as a result of any improvements, alterations, additions or improvements made by or on behalf of Tenant, as well as to the path of travel to any such altered area and the restrooms, telephones, and drinking fountains serving the altered area.

24.	Intentionally Deleted.

25.         Assignment and Subletting.    Tenant may not, without the prior written consent of Landlord, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Landlord’s consent with respect to any assignment or other transfer of this Lease by Tenant may be withheld in its sole and absolute discretion. Landlord’s consent with respect to any sublease of the Premises by Tenant shall not be unreasonably withheld by Landlord. Landlord will be deemed reasonable in withholding its consent to any such request for a sublease based on: (i) the poor business reputation of the proposed sublessee; (ii) the fact that the use of the proposed sublessee is not in keeping with the nature of the Office Building or may affect the marketability of the Office Building; (iii) the fact that proposed sublessee is an existing tenant of the Project, or is a prospective tenant with respect to space in the Project, for which existing tenant or prospective tenant Landlord has alternate available space in the Project; (iv) the fact that the use contemplated by the proposed sublessee would violate an exclusive granted by Landlord to another tenant of the Project or otherwise; (v) the fact that the proposed sublessee is a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity, (vi) the fact that the proposed sublessee is an entity or person (or is an affiliate of any such entity or person) with whom United States persons or entities are restricted from doing business under OFAC regulations or any anti-terrorism laws, such as the USA Patriot Act, and (vii) the fact that the sublease will result in the Lease constituting a nonexempt, prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Except as permitted without consent pursuant to the last two subparagraphs of this Section 25, in the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by

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stock transfer, merger, operation of law or otherwise) shall be considered an assignment for purposes of this paragraph and shall require Landlord's prior written consent, which may be withheld by Landlord in its sole and absolute discretion. Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its actual and reasonable legal costs in reviewing any such proposed assignment or sublease. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease as a direct Lease with Landlord and collect rent directly from the subtenant. In the event that Landlord consents in writing to any proposed assignment or other transfer of this Lease, then Tenant shall be relieved of all liability under this Lease accruing from and after the date of such assignment or transfer of this Lease. In addition, upon any request by Tenant for Landlord's consent to an assignment or sublease, Landlord may elect to terminate this Lease and recapture all of the Premises (in the event of an assignment request) or the applicable portion of the Premises (in the event of a subleasing request); provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord's notice, notify Landlord that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease and Landlord's recapture notice shall be null and void. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to allow Landlord to evaluate the proposed transaction. Landlord shall notify Tenant within twenty (20) days of its receipt of such notice whether Landlord elects to exercise its recapture right and, if not, whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such twenty (20) day period, Landlord will be deemed not to have elected to recapture and not to have consented to the assignment or sublease. If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant's reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 50% of such excess to Landlord as and when the monthly payments are received by Tenant.

Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the "use" provisions hereof), Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity) (with any such entity being referred to herein as an “Affiliate”), provided that (i) Landlord receives thirty (30) days’ prior written notice of such assignment or subletting, (ii) Tenant and any guarantor are not dissolved as a matter of law as a consequence of the subletting or assignment or at any time thereafter, (iii) the Affiliate remains an affiliate meeting the definition of “Affiliate” above for the duration of the subletting or the remainder of the Term in the event of an assignment, (iv) the Affiliate assumes in writing (the form of which shall be subject to Landlord’s reasonable approval) all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant and any guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment or sublease agreement between Tenant and Affiliate, (vi) the primary purpose of such assignment or sublet is for legitimate business reasons unrelated to this Lease, and the assignment or sublet is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein, (vii) the Affiliate is not an entity or person (and is not an affiliate of any such entity or person) with whom United States persons or entities are restricted from doing business under OFAC regulations or any anti-terrorism laws, such as the USA Patriot Act, and (viii) the assignment, sublease or other transfer to the Affiliate will not result in the Lease constituting a nonexempt, prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Any attempted assignment or subletting in violation of the preceding sentence shall be voidable at Landlord’s option.

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Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the "use" provisions hereof), Tenant may assign this Lease without Landlord’s consent, to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all the assets or stock of Tenant as a going concern, (any of the foregoing being, a “Permitted Successor”), provided that (i) Landlord receives thirty (30) days’ prior written notice of such assignment, (ii) the Permitted Successor’s net worth, as reasonably determined by Landlord, is not less than Tenant’s and/or any guarantor’s net worth as of the date of this Lease or as of the date immediately prior to the assignment, whichever is greater, (iii) the Permitted Successor (or in the case of a newly formed entity, its management) has proven experience in the operation of the business to be conducted in the Premises, (iv) the Permitted Successor assumes in writing (the form of which shall be subject to Landlord’s approval) all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant and guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment between Tenant and the Permitted Successor, (vi) the primary purpose of such assignment is for legitimate business reasons unrelated to this Lease, and the assignment is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment contained herein, (vii) the Permitted Successor is not an entity or person (and is not an affiliate of any such entity or person) with whom United States persons or entities are restricted from doing business under OFAC regulations or any anti-terrorism laws, such as the USA Patriot Act, and (viii) the assignment or other transfer to the Permitted Successor will not result in the Lease constituting a nonexempt, prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)
.
Any attempted assignment in violation of the preceding sentence shall be voidable at Landlord’s option.

26.         Default.   If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within five (5) business days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days; or if Tenant is adjudicated a bankrupt; or if a permanent receiver is appointed for Tenant's property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant's effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned the Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

27.         Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a)terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects in accordance with applicable law without being liable for prosecution or any claim of damages therefor;

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(b)            terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant's default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the State where the Property is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant's default, including, without limitation, reasonable attorneys' fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c)without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises in accordance with applicable law and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable. Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d)            allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

(e)	pursue such other remedies as are available at law or in equity.

provided, however, solely in connection with Landlord’s exercise of the remedies provided at Section 27 (c) and 27 (d) above, Landlord hereby agrees to use commercially reasonable efforts to relet the Premises in mitigation of its damages but Landlord shall be entitled to give an absolute preference to any other vacant or available space in the Office Building or Landlord’s other properties located within the same market area as the Office Building before attempting to relet the Premises.

Tenant agrees that Landlord has no obligation to: (i) relet the Premises prior to leasing any other space within the Office Building; (ii) relet the Premises (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (B) to any entity not satisfying Landlord's then standard financial credit risk criteria; (C) for a use (1) not consistent with Tenant's use prior to the default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Office Building; (3) which would impose a greater burden upon the Office Building's parking, HVAC or other facilities; and/or (4) which would involve any use of Hazardous Materials; (iii) divide the Premises, install new demising walls or otherwise reconfigure the Premises to make same more marketable; (iv) pay any leasing or other commissions arising from such reletting, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof in advance; (v) pay, and/or grant any allowance for, tenant finish or other costs associated with any new lease, even though same may be amortized over the applicable lease term, unless Tenant unconditionally delivers Landlord, in good and sufficient funds, the full amount thereof in advance; and/or (vi) relet the Premises, if to do so, Landlord would be required to alter other portions of the Office Building, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other operating systems serving the Office Building.

28.	Destruction or Damage.

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(a)If (i) the Office Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that in Landlord's reasonable opinion the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice (the “Casualty Notice”) of Landlord's reasonable estimate of the time necessary to restore the damage, or (ii) if the damage is not covered by standard ISO Causes of Loss - Special Form property insurance and Landlord provides Tenant notice that Landlord will not otherwise fund the costs to restore the damage, or (iii) if the Landlord's lender requires that the insurance proceeds be applied to its loan and Landlord provides Tenant notice that Landlord will not otherwise fund the costs to restore the damage, both Landlord and Tenant shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice to the other party on or before thirty (30) days following Landlord's notice described in the next sentence and Rent shall be accounted for as between Landlord and Tenant as of that date. Landlord shall provide Tenant with the Casualty Notice within sixty (60) days following the date of the damage which shall include (x) the estimated time needed to restore, (y) whether the loss is covered by Landlord's insurance coverage (and if not, whether Landlord will otherwise fund the costs to restore the damage), and (z) whether or not Landlord's lender requires the insurance proceeds be applied to its loan (and if so, whether Landlord will otherwise fund the costs to restore the damage).

(b)            If the Premises are damaged by any such casualty or casualties but neither is entitled to or neither party terminates this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord's good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence.

(c)Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to restore any item that is Tenant’s responsibility to insure under Section 22 hereof (other than any leasehold improvements, which Landlord will restore in accordance with the foregoing, to the extent Landlord actually receives insurance proceeds from Tenant or Tenant’s insurer to pay for such restoration), regardless of whether Tenant insures same, undertakes self insurance with respect to same or fails to maintain insurance with respect to same; Tenant shall bear the responsibility for prompt restoration of all such items.

29.         Eminent Domain.   If the whole of the Office Building or Premises, or such portion thereof as will make the Office Building or Premises unusable for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, either party may terminate this Lease by written notice to the other party and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Office Building or Premises is so taken, but not such amount as will make the Premises unusable for the purposes herein leased, or if neither party elects to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken, and Landlord shall, to the extent reasonably feasible, restore the Office Building and the Premises to substantially its former condition, but such work shall not include (i) any component of the Office Building or the Premises for which Tenant is required to maintain insurance under Section 22 or any alterations, additions or improvements to the Premises made by Tenant following the date hereof. Further Landlord shall not be required to spend any amounts for such work in excess of the amount received by Landlord in connection with such condemnation. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.

30.	Intentionally Deleted.

31.	Mortgagee's Rights.

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(a)Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed to secure debt or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed to secure debt or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord's interest in the leases and rents from the Office Building or Property which includes the Lease which now exists or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as "Security Documents"). Tenant agrees upon request of the holder of any Security Documents ("Holder") to hereafter execute any documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of the Lease to the Security Documents.

(b)            In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Holder, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure ("Purchaser"), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c)If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under the Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without its consent.

(d)            Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord's interest in Lease, Tenant shall pay all Rent due and payable under the Lease directly to the Holder of the assignment of Landlord's interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof.

(e)Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that the Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that the Lease has been made superior and prior to the Security Documents.

(f)The terms of this Lease are subject to approval by Landlord's lender(s), and such approval is a condition precedent to Landlord's obligations hereunder.

(g)            Notwithstanding anything to the contrary contained hereinabove, Tenant shall not be required to subordinate or to execute any subordination document in favor of any Holder, unless,

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following Tenant’s written request delivered to Landlord, such Holder executes and delivers to Tenant a commercially reasonable subordination, nondisturbance and attornment agreement. Landlord hereby agrees to facilitate, at no liability or material cost to Landlord, Tenant’s negotiations with Holder as changes Tenant desires to Holder’s promulgated form.

32.         Tenant's Estoppel.   Tenant shall, from time to time, upon not less than twenty (20) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant's knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other factual matters reasonably requested by Landlord, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord's interest or by a mortgagee of Landlord's interest or assignee of any security deed upon Landlord's interest in the Premises.

33.         Attorney's Fees.   If Tenant fails to pay any Rent or other sum due and owing under this Lease, and such sum is thereafter collected by or through an attorney at law, then, in addition to such sums, Tenant shall also pay Landlord's reasonable and actual attorneys' fees incurred in such collection.   Further, if Landlord exercises any of the remedies provided to Landlord under this Lease as a result of Tenant's failure to pay Rent, Tenant shall be obligated to reimburse Landlord, on demand, for all reasonable and actual costs and expenses, including reasonable and actual attorneys' fees and court costs, incurred in connection therewith. If either party to this Lease institutes any action or proceeding in court to enforce any provision hereof or for damage by reason of alleged breach of any provisions of this Lease, and/or any appeal therefrom, the prevailing party shall be entitled to receive from the losing party such amount as the court may adjudge to be reasonable attorneys’ fees for the services rendered the party finally prevailing in any such action or proceeding; provided, however that a recovery of attorneys' fees by Landlord against Tenant under this sentence shall include, but shall not duplicate, the recovery by Landlord against Tenant of its reasonable and actual attorneys' fees and other reasonable and actual costs of collection permitted under the first two (2) sentences of this Paragraph.

34.         Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the remainder of this Section 34, Tenant shall be entitled to use at no additional charge up to 4.0 spaces per each 1,000 rentable square feet, or portion thereof, (“Tenant’s Parking Entitlement”) of space in the Corporate Office Leased Premises, which parking spaces shall be located in the Parking Deck, the Convention Surface Lot, the Conference Center Spaces (if made available), and the additional surface lot to the south of the Parking Deck (the “Additional Surface Lot”). Notwithstanding the foregoing, should the Landlord elect to control access to the parking deck serving the Office Building (the “Parking Deck”) and/or to the surface parking lot located between the Office Building and the Parking Deck (the “Convention Surface Lot”), then Tenant’s Parking Entitlement to the Parking Deck and Convention Surface Lot shall be limited to 3.15 spaces per each 1,000 rentable square feet, or portion thereof, and 0.50 spaces per each 1,000 rentable square feet, or portion thereof, respectively, with the balance of Tenant’s Parking Entitlement (.35 spaces per each 1,000 rentable square feet, or portion thereof) being satisfied by the Conference Center Spaces (if made available), and the spaces in the Additional Surface Lot. In addition to Tenant’s Parking Entitlement, Tenant shall be entitled to use the greater of (i) forty percent (40%), or (ii) Tenant’s Share, of parking spaces located in the parking area below the Center Tower of the Office Building (the “Center Tower Spaces”). In the event Landlord makes available parking spaces below the Conference Center to serve the Office Building, then Landlord shall afford Tenant, as part of Tenant’s Parking Entitlement, the use on a controlled-access basis of Tenant’s Share of such parking spaces so serving the Office Building (the “Conference Center Spaces”) for an additional charge per parking space equivalent to the prevailing rate then being charged by Landlord (if any) for the Conference Center Spaces from time to time during the Term.

Except to the extent of the Center Tower Spaces, all parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Office

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Building and their employees and invitees. With respect to the Center Tower Spaces, beyond marking the Reserved Spaces as “reserved,” Landlord shall have no responsibility for monitoring or enforcing any such reserved spaces. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time upon the condition that Tenant shall continue to have access to the number and location of parking spaces set forth above.

Tenant shall be deemed to be in default of this Lease if Tenant overparks (i.e., Tenant, its employees, agents, customers, contractors, invitees, licensees, subtenants, assigns and/or any other party doing business with or related to Tenant uses more than Tenant’s allocated share of parking (as described above)) and such overparking continues for a period in excess of: (i) five (5) consecutive business days, or (ii) ten (10) days in any rolling thirty (30) day period, or (iii) twenty (20) days in any rolling twelve (12) month period. Tenant hereby agrees to follow Landlord’s direction as to any commercially reasonable steps necessary to monitor or prevent Tenant’s overparking in the parking facilities serving the Project

35.         Storage.   If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36.	Waste Disposal.

(a)All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b)            Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant's failure to comply with the provisions of this subparagraph (b).

37.         Surrender of Premises.    Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the Connector UPS Room and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, normal wear and tear only excepted, and Tenant shall remove all of its personalty and all Rooftop Equipment therefrom and shall, if directed to do so by Landlord but subject to the contrary provisions of Exhibit B below with respect to the Exclusive Equipment, remove all improvements eligible for removal on the terms of Section 12 above (and/or any cabling installed by or on behalf of Tenant) and restore the Premises to its original condition prior to the construction of eligible improvements; provided, however, that Tenant shall not be obligated to remove any improvements (other than the Exclusive Equipment and all cabling as aforesaid) to the extent present in the Premises as of the Commencement Date. If Tenant fails to remove any of Tenant’s personal property on or before the expiration or earlier termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expense, shall be entitled to re-enter the Premises and repossess itself thereof, to remove all persons and to remove and/or store all effects therefrom in accordance with applicable law, without being guilty of forcible entry, detainer, trespass or other tort, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any such personal property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord at its option, may deem all or any part of such personal property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale. Tenant's obligation to observe or

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perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38.         Cleaning Premises.   Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean.

39.         No Estate In Land.    This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord's consent.

40.         Cumulative Rights.    All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41.         Paragraph Titles; Severability.    The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42.         Damage or Theft of Personal Property.   All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Office Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43.         Holding Over.  In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord's written consent, Tenant shall be a tenant from month to month and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be at one hundred twenty five percent (125%) of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, as the same would be adjusted pursuant to the provisions of Section 3 hereof. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord's written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at one hundred seventy five percent (175%) the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term, as same would be adjusted pursuant to the provisions of Section 3 hereof, and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

44.	Security Deposit. Intentionally Deleted.

45.         As Is.   Tenant hereby agrees to accept the Premises, the Exclusive Equipment, the Office Building, the Connector, and the Project "AS IS, WHERE IS AND WITH ALL FAULTS", and acknowledges that Landlord is not obligated to construct any tenant improvements or to provide any buildout allowances. Tenant previously owned and occupied the Premises, the Office Building, the Connector and the Project and is fully aware of the condition of same. Any alterations, additions or improvements to the Premises shall be performed by Tenant at Tenant’s sole cost and expense, subject to compliance with the terms of this Lease, including, but not limited to, Section 12 hereof.

46.         Rules and Regulations.    The rules and regulations in regard to the Office Building, annexed hereto, and all reasonable rules and regulations that Landlord may hereafter, from time to time,

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adopt and promulgate for the government and management of said Office Building to the extent uniformly adopted for all tenants of the Office Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, its agents, employees and invitees.

47.         Quiet Enjoyment.     Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant's use and enjoyment of the Premises.

48.         Entire Agreement. This Lease (as supplemented by the letter agreement attached hereto as Exhibit “D” and by this reference made a part hereof) contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49.         Limitation of Liability.   Landlord's obligations and liability with respect to this Lease shall be limited solely to Landlord's interest in the Building, as such interest is constituted from time to time, and neither Landlord, nor any partner or member of Landlord, nor any officer, director, shareholder, or employee of Landlord, its partners and/or members, shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder to the extent arising or accruing after it ceases to hold title to the Property.

50.         Submission of Agreement.   Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51.         Authority.     If Landlord or Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of Landlord and Tenant, respectively, does hereby represent and warrant that Landlord or Tenant, as the case may be, is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that it is qualified to do business in the State of Alabama, that it has full right, power and authority to enter into this Lease, and that each person signing on behalf of Landlord or Tenant, as the case may be, is authorized to do so. Upon the request of either party, the other party shall provide the requesting party with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

52.	Relocation. Intentionally Deleted.

53.         Broker Disclosure.   Landlord represents that it has not been represented by a broker in negotiating this Lease. Landlord agrees that, if any broker makes a claim for a commission based upon the actions of Landlord, Landlord shall indemnify, defend and hold Tenant harmless from any such claim. Tenant represents that it has not been represented by a broker in negotiating this Lease. Tenant agrees that, if any broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claim.

54.         Notices.   Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

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Landlord's Notice Address:	LAKD HQ, LLC
c/o Daniel Realty Services, L.L.C.
3595 Grandview Parkway, Suite 400
Birmingham, Alabama 35243
Attention: Cahaba Center at Grandview

Tenant's Notice Address:	HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
Attention: Real Estate Department

With a copy to:	HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, Alabama 35243
Attention: General Counsel

55.         Force Majeure.   In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Landlord's control (a "force majeure event") which results in the Landlord being unable to timely perform its obligations hereunder, so long as Landlord diligently proceeds to perform such obligations after the end of the force majeure event, Landlord shall not be in breach hereunder, this Lease shall not terminate, and Tenant's obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable shall not be excused.

In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond Tenant’s control (a "force majeure event") which results in the Tenant being unable to timely perform its obligations hereunder (other than the obligation to pay Rent), so long as Tenant diligently proceeds to perform such obligations after the end of the force majeure event, Tenant shall not be in breach hereunder. Nothing herein shall extend the time for Tenant to make payment of Rent due hereunder.

56.         Special Stipulations.   The Special Stipulations, if conflicting, if any, attached hereto as Exhibit "B" are modifications to the terms of this Lease and such Special Stipulation shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

57.	Anti-Terrorism Representation.

a.         Tenant is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. r. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

b.         To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Office Building or the Property. Tenant will not in the future during the Term of this Lease knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Office Building or the Property.

c.           Tenant’s breach of any representation or covenant set forth in this Section 58 shall constitute a breach of this Lease on behalf of Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.

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IN WITNESS WHEREOF, the parties herein have caused this Lease to be duly executed and to be dated the day and year first above written although actually executed on the dates set forth below.

LANDLORD:
LAKD HQ, LLC, a Delaware limited liability company BY: Daniel Management Corporation, an Alabama corporation, its Manager
Date Executed by Landlord:	By:	/s/ Joseph J. Adams
	Name:	Joseph J. Adams
March 31, 2008	Title:	Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

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TENANT:
HEALTHSOUTH CORPORATION, a Delaware corporation
Date Executed by Tenant:	By:	/s/ John P. Whittington
	Name:	John P. Whittington
March 27, 2008	Title:	Secretary

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